Exhibit 10.5

Agreement

Between

RBC Heim Bearings

And

Local No. 376

International Union,
United Automobile,
Aerospace and Agricultural
Implement Workers
Of America

Effective from February 1, 2008
To midnight January 31, 2013

ARTICLE	INDEX SUBJECT	PAGE
11	Arbitration Procedure	16
	Assignability	2
14	Bereavement Pay	19
10	Call Time	16
D	Check-Off	3
16	Discharge Notice	20
D	Dues, Fees - Union	3
22	Duplication of compensation	23
22	Educational Assistance	23
A	Employees Covered	2
22	Equal Pay Equal Work	22
11	Grievance Committee	16
12	Health and Safety	18
2	Holidays/Holiday Pay	7
1	Hours of work	5
23	Insurance Program Changes	23
6	Job Posting	12
15	Jury Duty	20
8	Layoff-Recalls	14
13	Leadperson	19
9	Leave of Absence	15
19	Lockouts	21
18	Management	21
C	Membership in Union	2
	Memos of Understanding	27-30
9	Military Service	15
21	Non-covered Employees	22
22	Non-discrimination	22
1	Overtime	5
20	Paid Sick or Personal Leave	21
22	Part Time Employees	22
24	Plant Closure Agreement	25
	Preamble	2
23	Premium Conversion	24
5	Probationary Employees	11
8	Recall	14
B	Recognition Clause	2
5	Seniority	10
3	Shift Premium	8
22	Subcontracting	23
8	Super Seniority	15
22	Supervisory Representatives	22
7	Temporary Transfers	13
25	Termination Date	25
5	Trans. Out of Bargaining Unit	11
22	Union Business	23
17	Union Cooperation	20
C	Union Security	2
4	Vacations	9
3	Wages and Rates of Pay	8
Appendix A	Wage Schedules	31-36

TABLE OF CONTENTS

ARTICLE		PAGE

Preamble		2
Assignability		2
A	Employees Covered By This
	Agreement	2
B	Recognition	2
C	Union Security	2
D	Check-Off	3
1	Hours and Overtime	5
2	Holidays	7
3	Wages and Rates of Pay	8
4	Vacations	9
5	Seniority	10
6	Job Posting	12
7	Temporary Transfers	13
8	Layoff-Recalls	14
9	Leave of absence - Emergency
	Time Off	15
10	Call time	16
11	Committeepersons, Grievance
	and Arbitration Procedure	16
12	Health and Safety	18
13	Leadperson’s Scope	19
14	Bereavement Pay	19
15	Jury Duty	20
16	Notice of Discharge	20
17	Union Cooperation	20
18	Management	21
19	No Strikes or Lockouts	21
20	Paid Sick and/or Personal
	Leave Allowance	21
21	Non-Covered Employees	22
22	General Provisions	22
23	Insurance Programs	23
24	Plant Closure Agreement	25
25	Termination Date	25
	Memoranda of Understanding	27-30
Appendix A	Wage Schedules	31-36

STATEMENT OF EEO POLICY

It is the policy of Heim Bearings and the UAW to uphold and maintain a continuing nondiscriminatory “Equal Employment Opportunity” policy. Our goal shall be a realistic attempt to insure genuine equal opportunity, in every sense of its meaning, in every operational area.

“Equal Employment Opportunity” will be maintained for all present employees, as well as applicants applying for positions with this company, through the following Corporation policy: “It is the policy through a positive and continuing program, to provide equal opportunity in employment for all qualified persons, to prohibit discrimination in employment because of age, race, creed, color, sex, handicap, national origin, disabled veterans and veterans of the Vietnam era, and to promote the full realization of equal employment opportunity. The program also extends to and encompasses the providing of equal opportunity in employment for all qualified personnel without regard to politics or marital status.

It is our intent to incorporate a strong EEO policy throughout virtually every personnel activity or function to assure full utilization of all available human resources and to review these policies on a semi-annual basis.”

PREAMBLE

This Agreement is entered into this 19th day of November, 2007 by and between Heim Bearing division, Roller Bearing Company, hereinafter called the COMPANY, AND THE INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA, U.A.W., AND AMALGAMATED LOCAL 376, UAW, the certified bargaining representative of all employees in the appropriate unit, a signatory party hereto, hereinafter referred to as the UNION.

ASSIGNABILITY

This Agreement shall be binding upon the Successors and Assignees of the parties hereto, and no provisions, terms, or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by any change in the regular status, ownership or management of either party herein, provided the plant and facilities of the Company remain within the State of Connecticut. In the event the present owners sell or assign the plant, or sell their interest in the business, the present owners agree to make this Agreement a condition of such sale or assignment, provided such sale or assignment contemplates that the plant and facilities of the Company will remain within the State of Connecticut, and the present owners shall be relieved of any personal liability whatsoever under the Agreement thereafter.

ARTICLE A
EMPLOYEES COVERED BY THIS
AGREEMENT

Section 1. The Company recognizes the Union as the sole and exclusive bargaining agency of the following employees: all production and maintenance employees, including stockroom employees and tool clerks, also shipping and receiving clerks, excluding, however, engineering and clerical employees and supervisory employees as defined in the Labor-Management Relations Act of 1947, and any amendments thereto.

ARTICLE B
RECOGNITION

Section 1. The Union represents that it has been authorized by a majority of the Company’s employees in a unit appropriate for such purposes, as the representative designated or selected for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment, or other conditions of employment.

ARTICLE C
UNION SECURITY

Section 1. All present employees within the Bargaining Unit on the effective date of this Agreement shall, within thirty days thereafter, as a condition of employment, become and/or remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 2. Employees in the bargaining Unit who have not on the effective date of this Agreement completed thirty days of employment with the Company shall, as a condition of employment, within thirty days after the effective date of this Agreement or at the expiration of thirty days of employment, whichever period is longer, become and remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 3. All new employees hired during the life of this Agreement shall, as a condition of employment, within thirty days after date of hire or thirty days after the signing of this Agreement, whichever period is longer, become and remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 4. The Company will give to each present employee a printed copy of this Agreement.

Section 5. The Company will give a printed copy of this agreement, together with an authorization form for check-off of dues to all new hires.

ARTICLE D
CHECK-OFF

Section 1.  The Company shall deduct, for employees covered by this Agreement who are members of the Union, their Union membership dues and initiation fees levied against all Union members in accordance with the Constitution and Bylaws of the Union and promptly remit the same, together with a list of employees for whom deductions were made, to the Financial Secretary of the Union who is authorized to receive said payments, provided that the Company has received from such employees individual and voluntary signed authorizations. Authorization cards shall be in the following form:

AUTHORIZATION FOR CHECK-OFF OF DUES

To Heim Bearings Division, Roller Bearing Company, Inc.

Date______________________

I hereby assign to Local Union No. 376, International Union, United Automobile Aerospace and Agricultural Implement Workers of America (UAW), from any wages earned or to be earned by me as your employee (in my present or in any future employment by you), such sums as the Financial Officer of said Local Union No. 376 may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in such sum as may be established from time to time as union dues in accordance with the Constitution of the International Union, UAW. I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof to you, or until the termination of the collective agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner; and I agree and direct that this assignment, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union, not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective agreement between the Company and the Union whichever occurs sooner.

This authorization is made pursuant to the provisions of Section 392 (c) of the Labor Management Relations Act of 1947 and otherwise.

(Signature of Employee here)

(Type of print name of employee here)

(Date of sign.)		(Emp. Clock No.)

(Address of Employee)

(City)	(State)	(Zip)

(Soc. Sec. No.)		(Date of del. to Employer)

Section 2. All deductions covered by this Agreement shall be made in a manner agreed upon with the Union, except that dues and initiation fees will be on a monthly basis. However, local practices, relative to number of hours per month to be worked before dues deductions shall be made, shall be in accord with the Constitution of the International Union. If in any month full dues are not deducted, the Company and Union may agree upon an orderly manner of collection in the succeeding month or months.

Section 3. All sums deducted under the Agreement shall be remitted to the Financial Secretary of the local Union, prior to the first of the month following the deduction and the Company will furnish the financial Secretary of the local Union, monthly, a record of those for whom deductions have been made, together with the amount of such deductions and also a record of all terminations and employees absent during the week of the check-off.

ARTICLE 1
HOURS AND OVERTIME

Section 1.     The normal work week shall be:

(a)	Forty (40) hours, based on eight (8) hours per day, five (5) days per week, Monday through Friday inclusive.

(b)	The normal work week shall begin on Sunday night at 11:00 p.m. with the start of the third (3rd) shift and end 168 hours later.

(c)	The first day shall be the 24 hour period beginning with the employees regular scheduled shift starting time.

(1)	First shift hours 6:00 a.m. to 2:30 p.m.

(2)	Second shift hours 3:30 p.m. to midnight

(3)	Third shift hours 11:00 p.m. to 7:00 a.m.

(d)	Third shift employees will be entitled to a paid 20 minute lunch.

(e)	Friday will be the third shift’s “Saturday” for overtime pay calculation purposes.

(f)	Saturday will be the third shift’s “Sunday” for overtime pay calculation purposes.

(g)	Third shift employees will not be required to work overtime prior to the start of the shift on Sunday night.

(h)
First and second shift employees presently working twelve (12) hour shifts will revert to the schedules in paragraph (c) respectively in the event that the twelve (12) hour shifts are discontinued for any reason.

Section 2. Time and one-half shall be paid for all work performed.

(a)	In excess of eight (8) hours in any one day.

(b)	In excess of forty (40) hours in any one week.

(c)	On Saturdays as such.

(d)	Any employee called in to work outside of the regularly scheduled shift hours shall be paid not less than four (4) hours at his/her base rate as follows:

(1)	Time actually worked at prevailing rate, plus

(2)	The remaining of the four (4) hours not worked at straight time pay unless it is a premium day and the premium rate shall prevail.

(e) Double time will be paid for all work performed on Sundays.

Section 3. Notification of Overtime

(a)
Employees shall not be required to work overtime when insufficient notice is given. Notification at any time prior to the close of the prior day’s shift will be considered sufficient notice for daily overtime.

(b)	Employees will be charged for all overtime hours where proper notification has been given, whether the employee works or not.

(c)
Employees shall not be required to work Saturday or Sunday overtime when insufficient notice is given or when there is a reasonable excuse for not working. Notice of Saturday of Sunday overtime must be given to the employee no later than the end of the shift on the preceding Thursday.

Section 4.

(a)	Overtime will be equally distributed among those employees within the departments by classification provided they have the ability to perform the available overtime work.

(b)	Overtime records will be maintained in each department next to the work instructions for employees to inspect at any time. All records will be updated weekly.

(c)	Employees with the lowest overtime hours will be asked to work first within their department by job classification.

(d)	Employees working overtime outside their departments shall be charged for actual hours worked back to their department for overtime equalization.

(e)
The company shall keep a record of overtime worked and overtime refused by employees and shall furnish the Union with a copy of such record at the end of each month. If the difference in overtime hours worked between the employee with the greatest number of overtime hours and the other employees in the same work classification shall exceed ten (10) hours at the end of every three (3) month period, such difference shall be paid at time and one-half the other employee’s regular hourly rate, except when such difference results from the other employee’s refusal to work in accordance with this article.

Section 5. Overtime hours available will be recorded according to the following:

(a)	Overtime hours offered and refused will be considered hours worked for the purpose of equalizing overtime.

(b)	Employees absent for any reason will be charged for all overtime hours they would have been offered had they been at work.

Section 6. There shall be no duplication of compensation for overtime for the same hours worked by an employee by reason of daily, weekly or other overtime provisions of any kind.

ARTICLE 2
HOLIDAYS

Section 1.

(a)
Except as hereinafter provided, all work done on the holidays set forth below shall be paid for at the rate of double time plus holiday pay. The specified holidays shall also be considered as days worked for the purpose of computing overtime pay only.

Floating Holiday	Labor Day
Good Friday	Thanksgiving Day
Memorial Day	Friday after Thanksgiving
Independence Day	Employee’s Birthday

The Company will provide the following Christmas and New Year’s Holidays with pay per the following schedule:

2008 Dec. 24, 25, 26, 29, 30, 31 and January 1, 2009
2009 Dec. 24, 25, 28, 29, 30, 31 and January 1, 2010
2010 Dec. 24, 27, 28, 29, 30 and 31 (for January 1, 2011)
2011 Dec. 26, 27, 28, 29 and 30 (for January 1, 2012)
2012 December 24, 25, 26, 27, 28, 31 and January 1, 2013

(b)
It is understood between the parties that an employee who is off work receiving sick and accident benefits during a week in which a holiday falls will be paid such holiday pay in addition to S & A benefits. Similarly, employees receiving Workers’ Compensation will receive holiday pay for a period not to exceed the agreed upon time limits for S & A coverage.

Section 2.
When a holiday falls on a Saturday, it shall be celebrated on the preceding Friday. When a holiday falls on a Sunday, such holiday shall be celebrated on the following Monday, excluding Christmas and New Year’s week.

Section 3.
The holidays mentioned above shall be with pay. Consequently, all employees shall receive an amount equal to eight (8) hours pay at their hourly rate for the specified holiday even though no work is performed. In order to be eligible for holiday pay, the employees must:

(a)	Have been in attendance on the work days preceding and following the holiday unless the absence is for:

(1)	Death in the immediate family as defined in Article 9.

(2)	Jury Duty.

(3)	Important Union business on the part of stewards, Shop Committee persons, Officers or Appointees made known to and approved by the Company prior to such holidays.

(4)	An employee who is laid off and again recalled within thirty (30) days, during which period a paid holiday falls, shall receive holiday pay for that holiday.

(5)	For other reasonable cause.

(b)	Employees on twelve (12) hour shifts will revert to their normal eight (8) hour shifts and will not be required to work overtime on the day prior to Good Friday, Thanksgiving and
Independence Day.

Section 4.	When a holiday falls within a scheduled vacation period, another day off be between Monday and Friday will be granted for that vacation day not taken or paid for during the vacation period.

Section 5.	Employees on leave of absence shall not be entitled to any holiday pay during such leave.

ARTICLE 3
WAGES AND RATES OF PAY

Section 1.

(a)	Effective November 19, 2007, a general wage increase of 3.75%

Effective February 2, 2009, a general wage increase of 3%

Effective February 1, 2010, a general wage increase of 3%

Effective February 1, 2011 a general wage increase of 3%

Effective February 6, 2012 a general wage increase of 4%

The hourly rates of pay shown in Appendix A, and Appendix B attached hereto and made a part hereof, shall remain in effect for the life of this Agreement.

(b)
It is agreed that during the period of this Agreement, each employee covered by this Agreement, shall receive a guaranteed cost of living allowance which will be added to the employee’s straight time hourly earnings as set forth in Appendix A of the Agreement. The guaranteed cost of living increases will be as follows:

	Hired before 2/1/96	Hired after 2/1/96
August 4, 2008	10 cents	15 cents
August 3, 2009	10 cents	15 cents
August 1, 2010	10 cents	15 cents
August 1 , 2011	10 cents	15 cents
August 6, 2012	15 cents	20 cents

(c)
Should the effective date of the increases mentioned above fall on a Monday, Tuesday or Wednesday, the increase specified shall revert to Monday. Should the increases specified above fall on a Thursday or Friday, the increases shall become effective on the following Monday.

Section 2.

Employees required to work on a shift other than the day shift will be paid a shift premium equal to 10% of their hourly rate in addition to their regular earnings for such hours worked.

Section 3.

(a)	The Company and the Union have negotiated job descriptions and evaluations by Labor Grade. Such descriptions and evaluations are apart of this Agreement.

(b)
Newly hired employees will start at the hire rate unless their training, knowledge or experience justify hiring at a higher rate. They will progress to the maximum rate by receiving a twenty (20) cent per hour increase after each sixty (60) days worked, payable starting in the nearest Monday. It is recognized that the last raise may be less than twenty (20) cents per hour.

Employees, still in progression, who are successful bidders on another job in a higher labor grade will receive a twenty (20) cent per hour increase when they start the new job and then will progress in twenty (20) cent increments after each sixty (60) days worked until they reach the maximum. Rate changes will be made on the nearest Monday. The last raise may be less than twenty (20) cents.

(c)	Employees who are promoted from the maximum rate of one job to a higher paying job will receive the maximum rate of the higher job on the date of promotion.

(d)	Employees who are at maximum and have been transferred to a higher rated job and are later transferred back to a lower rated job will receive the maximum of the lower rated job.

(e)
Employees who have not progressed to the maximum and who move from a higher rated job to a lower rated job will go down to a rate in the lower grade that is equivalent to the progression point that they were in the higher rated job.

(f)	All employees currently in Labor Grade 1
will be promoted to Labor Grade 2.

ARTICLE 4
VACATIONS

Section 1. Effective February 1, 1996, the continuous service requirements and earned vacation with pay at straight time as detailed in the following vacation schedule table shall apply. The service requirement will be based upon seniority as of August 1st of the vacation year.

Service Requirement Earned Vacation

1 year but less than 2 years	1 week ( 40 hrs)
2 years but less than 5 years	2 weeks ( 80 hrs)
5 years but less than 10 years	2-1/2 weeks (100 hrs)
10 years but less than 15 years	3 weeks (120 hrs)
15 years but less than 20 years	3-1/2 weeks (140 hrs)
20 years but less than 25 years	4 weeks (160 hrs)
25 years and over	5 weeks (200 hrs)

Section 2. A vacation shutdown period of up to two weeks may be designated by the Company upon notice to the Union by January 31 of each calendar year. If an employee has scheduled a vacation relying on the Company's shutdown notice, the employee will not be compelled to work.

Section 3. Employees entitled to at least two (2) weeks of vacation must take the same during the plant shutdown. Employees entitled to more than two (2) weeks of vacation may take same at a time of their choice but seniority and Company production schedules shall be taken into consideration.

Section 4. Employees must have worked a minimum of 1000 hours in order to qualify for full vacation pay as provided in Section 1 above. Employees working less than 1000 hours shall be paid on a pro-rated basis. The period for determining hours worked shall be from August 1 of the prior year through July 31 of the current year. Employees terminated for any reason shall receive a pro-rated vacation pay. Absence due to sickness or injury shall be counted as hours worked.

Section 5. The Company agrees to provide a vacation bonus of $100 to all employees with 20 years of service. The Company agrees to provide a vacation bonus of $200 to all employees with 25 years service or more. The vacation bonus shall be paid prior to Christmas.

Section 6. Employees who are entitled to and wish to schedule a vacation should notify their supervisor in writing by March 15. Permission will be granted based upon Company seniority and Company production schedules and specific written responses will be made by April 1.

Once an employee’s vacation has been approved, it will not be changed unless circumstances mandate a change and more senior employees may not displace an employee’s approved vacation.

An employee who does not request vacation by March 15 or who requests additional vacation time must submit a request in writing no later than three weeks prior to the time requested. This three week notice requirement will not apply in emergencies.

Section 7. The employee can elect, by June 30, to be paid all of their vacation time in a lump sum on or about August 1st, or as they take vacation time.

ARTICLE 5
SENIORITY

Section 1. A seniority list including date of birth, hiring date, job classification, department, labor grade, total points and social security number shall be maintained and a copy shall be furnished to the Union quarterly.

(a)
The Company shall furnish the Union with a monthly report showing the names and dates of new hires, layoffs, recalls, quits, discharges, leaves of absence (granted and expired) and adjustments in the seniority listings with respect to dates. Any errors in the seniority lists, layoffs and recalls that are discovered due to this submission shall be corrected immediately.

(b)	The Shop Chairperson shall be notified promptly of any additions or deletions.

Section 2.    Employees will lose their seniority status if they:

(a)	Quit.

(b)	Are discharged for justifiable cause.

(c)	Do not report for work within five (5) working days following a notification by certified letter of restoration after a layoff, except where a reasonable excuse is provided.

(d)	Are absent without a leave of absence or excused absence for three (3) consecutive working days without notifying the Company, except where reasonable cause is provided.

(e)	Are on layoff in excess of thirty-six (36) months. Probationary employees who are laid-off will not be listed on the layoff list.

(f)	Are absent from work because of a non-occupational disability for a continuous period in excess of eighteen (18) months.

Section 3.	New employees shall be regarded as temporary or probationary employees for the first sixty (60) calendar days of their employment.

Section 4.
Employees advanced from hourly status to salary status shall lose seniority and privileges under this contract thirty (30) calendar days after such appointment unless returned to the Bargaining Unit within said period.

Section 5.
Employees who are absent from work because of illness or injury will be returned to their “original” job upon presenting the Company with a copy of their unconditional medical release to return to work.

If their “original” job is no longer available, they will exercise their contract rights in accordance with Article 8 of this contract.

Jobs that become vacant, because the employee in that job classification has been absent from work because of injury or illness for a period of more than thirty (30) days and,

In the judgment of the Company, that job needs to be filled it shall be handled as follows:

1.	The Company shall offer recall rights to all eligible employees in an equal or higher labor grade in accordance with Article 8, Section 1 (b) of the contract.

2.	If no employee(s) have recall rights as describe in item 1 above, the Company , at its discretion may post the job as “Temporary” job.

Bids on the “Temporary” job shall be handled in accordance with Article 6 of the contract.

3.	If there are no successful bids on the “Temporary” job, the Company shall offer recall rights to all eligible employees in a lower labor grade.

4.
If there is a reduction in force in a department where a “Temporary” job exists, the employee in the “Temporary” job must be returned to the same status he/she had prior to accepting the “Temporary” job before the layoff commences.

5.
If the “Temporary” job is not filled after the above three actions have been taken and, in the judgement of the Company, the job needs to be filled, the Company may hire “from the street” to fill the job with the understanding that it is a “Temporary” job. The person hired from the street to fill the “Temporary” job shall exercise his/her rights, if any, under Article 8 of the contract when such “Temporary” job ceases to exist.

6.	When it is determined the disabled employee will not or cannot return to work the opening will be posted in accordance to Article 6.

ARTICLE 6
JOB POSTING

Section 1.	Job openings will be filled based on plantwide seniority and basic qualifications regardless of shift.

(a)
New jobs and vacancies in existing jobs to which no employee has recall rights will be posted on the plant bulletin board for a period of three (3) working days. A general description of each job responsibility will be shown on the posting.

(b)
If the same job opening occurs within a period of thirty (30) days from the first date of an original job posting, no new posting will be required. The new job opening will be filled from the original bidding list. If there are no remaining qualified bidders on the original list, the new job opening shall be posted immediately. However, a new posting will be required at the end of the original thirty (30) day job posting.

(c)
During the posting period, eligible employees may bid on the posted jobs by completing a Bid Slip and submitting it to their Supervisor. The Company will notify the Union in writing and state the reason for withdrawing the posting for any job.

(d)	Employees will be eligible to bid on higher, equal or lower paying job provided:

(1)	They have completed the probationary period.

(2)
Those who have bid and been accepted on lower paying jobs under this procedure must remain in the new department for a period of at least six (6) months before being eligible to again bid on another job outside their department. However, these employees may bid upward or lateral through all labor grades within their department at any time.

(e)
Following the closing of the posting, bidders will be considered and interviewed by the Personnel Department for each job opening in order of seniority; a Shop Commiteeperson shall be present. The most senior employee who has the basic qualifications to perform the required work will be promoted to the job within a period of thirty (30) calendar days. Unsuccessful bidders will be notified by the company in writing. A copy of the notice of disaward which will include the grounds for disaward will be given to the Shop Chairperson. Bidders may withdraw their bids at any time before starting the new job by signing a refusal slip provided by the Company, a copy of which will be given to the Shop Chairperson.

(f)	Job openings in a “Training Program” will also be filled under this procedure.

(g)
Should an employee with basic qualifications grieve the Company’s selection in filling the vacancy, the employee must be shown the basic requirements of the job and have the assistance of the Leadperson and/or Supervisor for a five (5) day period in order to prove his/her ability to meet the basic qualifications.

(h)	The shop chairperson or an appointee will be notified prior to all permanent transfers and promotions within the Bargaining Unit.

ARTICLE 7
TEMPORARY TRANSFERS

Section 1. The Union will be notified at the time when temporary transfers become necessary.

Temporary work assignments:
(a)
Employees may be temporarily transferred from one department to another for a period not to exceed six (6) days per month, and provided that during the transfer, the job he/she left shall not be filled and he/she shall be returned to his/her permanent job upon completion of temporary assignment or for longer periods of time if agreed by the Union and the Company.

(b)	Employees shall be transferred by seniority, lowest senior person first within the department to a lower rated job.

(c)	Employees shall be transferred by seniority, highest senior person first within the department to a higher rated job.

(d)
No employee will be required to perform work in a higher labor grade on any basis (temporary or permanent) unless they are paid according to the prevailing rate of pay on said higher labor grade. No employee will be forced or coerced into taking a promotion.

(e)
No employee will be required to perform work in a lower labor grade on a temporary basis at the rate of pay in said lower labor grade. That is, employees will be guaranteed their former (higher) rate of pay while working on a temporary transfer in a lower labor grade.

(f)
The shop Committeeperson in the area involved in a transfer will receive a copy of a transfer notice. This transfer notice will state the department, job title and labor grade to which the employee is being transferred. The Shopcommittee- person will be notified immediately by a written transfer notice in any of the following conditions:

A. Any transfer lasting more than one day.

B. Any change in labor grade at any time.

(g)
Employees shall have the privilege of exchanging shifts temporarily by individual arrangement provided they notify their supervisor in advance and have the necessary qualifications to perform the work. The change must be effected without additional cost or penalty to the Company. If the period of such exchange of shifts is in excess of one (1) week, the Company and the Union must mutually agree to such arrangements.

Section 2. An employee with one (1) year of seniority or more shall be permitted to use this seniority to exercise shift preference in writing one week in advance to displace another employee with less seniority in the same job classification and department on another shift. The shift change option is limited to only one (1) time per year.

ARTICLE 8
LAYOFF RECALLS

Section 1.

(a)
All layoffs, recalls, transfers and promotions within the Bargaining Unit shall be made on the basis of plantwide seniority provided the employee has the basic qualifications to perform the required work.

(b)	When it becomes necessary to reduce the workforce it shall be done as follows by laying off all probationary and part-time employees first.

(c)
The Company shall, in the event of layoff, provide notification to affected employees early enough to furnish at least three (3) working days notice to the Shop Committee and employees affected by any layoff for any period of time, or pay such employees hourly base rates in lieu of said notice. This requirement shall not apply to interruption resulting from any condition beyond the Company’s controls. All layoffs must commence on the last working day of the week (Friday).

(d)
Employees in classifications affected by layoff will have an option to accept a lay-off slip stating lack-of-work or bump a junior service employee provided they have the basic qualifications to perform the work. The initial notification mentioned in paragraph (c) will begin the bumping process and employees must make their bumping decision immediately. Upon request by the employee, the bumping decision can be delayed, but not beyond two (2) hours and then is bound by that choice.

(e)
Employees will have five (5) days in which to demonstrate their ability to perform a job in case of layoff and recall. Employee must be shown basic requirements of job and have assistance of Leadperson and/or Foreperson for a five (5) day period.

(f)	There shall be no upward bumping.

(g)
In the event of a layoff, the Shop Chairperson, the members of the Shop Committee and Company employees who are Executive Officers of the Local Union shall be accorded top seniority, but they must have the basic qualifications to perform the available work.

(h)
Recalls shall be in reverse order of layoff. The most senior employee with basic qualifications on the layoff list will be recalled for available work. Employees recalled to fill a temporary job vacancy may refuse this assignment without prejudicing their recall rights.

(i)	Employees affected by bumping procedure must return to their original job when such opening occurs.

ARTICLE 9
LEAVE OF ABSENCE-EMERGENCY TIME OFF

Section 1.     When the requirements of the Company will permit, employees upon written request on account of illness or death in their immediate family or other reasonable cause approved by the Company, will be granted a leave of absence without pay for a period of not more than ninety (90) days, which shall be renewable if production requirements permit. Any such employees on leave who engaged in other employment, or who fail to report for work on the expiration of their leave, will be considered as having quit. All such leaves of absences shall be granted in writing by the Company.

Section 2.     Employees granted a leave of absence must prepay all insurance premiums prior to their departure for said leave. This prepayment must also be made in the event the leave is extended by mutual agreement.

Section 3.     Any employee who enters the Armed Forces shall be entitled to a leave of absence, accumulations of seniority and re-employment rights, in accordance with Federal and State Laws. In addition, an employee who is a member of the Military Reserve or National Guard shall be granted leave for annual training or special tour not to exceed three (3) weeks per calendar year. Such employee during this period shall receive the difference in pay, if any, between their normal rate of pay and wages paid by the service branch.

Section 4.     Seniority will be accumulated during leaves of absences as described above.

Section 5.     Employees may be granted emergency time off of not more than fourteen (14) calendar days by contacting the Company by telephone or telegram within three (3) working days giving the reasons for such request. Such time off will be granted for legitimate emergency reasons. Extensions of emergency time off may be requested under the provisions of Section 1 of the Article 9.

Section 6.     Employees will be granted pregnancy leave of absence and such leaves will be treated as any other type of medical leave of absence.

ARTICLE 10
CALL TIME

Section 1.

(a)     Employees reporting for work on their regular shift without notice from the Company that no work will be available for them, shall be offered other work for at least four (4) hours or shall be paid the base rate of their regular job for four (4) hours if there is no other work for them. If they refuse the work offered, they shall forfeit the right to receive reporting pay.

(b)	Notice to the employees by the company will be given not later that the end of their regular shift.

(c)
This Article shall not apply where the lack of work is due to conditions beyond the control of the Company, or in the case of an employee who has been absent and has not given the Company adequate notice of return to work.

ARTICLE 11
COMMITTEE PERSONS, GRIEVANCE AND
ARBITRATION PROCEDURE

Section 1.     In addition to the Shop Chairperson, the Union shall have a Committee-Person for each sixty (60) employees, except that there shall be a minimum of three (3) Committeepersons on the first shift, two (2) on the second shift and one (1) on the third shift. The Union will provide the Company with a current list of the Committeepersons and their departmental responsibilities.

Section 2.     Time necessarily spent during the normal working hours (and during scheduled overtime) by the Shop Chairperson, Committeeperson, grievant and Union employees of the Company on negotiations, grievances or arbitration hearings will be paid for by the Company. If in the opinion of the Company such time becomes unreasonable, the Company will notify and confer with the Union.

(a)    The Company shall pay the Shop Chairperson for all time spent during the normal working hours (and during scheduled overtime) on Union business including the handling and investigations of grievances as set out in this Agreement, for time spent on arbitration hearings and for negotiations.

Section 3.     A grievance is a difference of opinion between the Company and the Union or an employee involving the interpretation of application of the terms of this Agreement.

Section 4.        Grievances shall be processed as follows:

(a)	The grievance must be submitted within fifteen (15) working days after the employee and the Union are aware of it.

(b)
The Shop Chairperson or Committeeperson and employee shall discuss the grievance with the immediate Supervisor of the department in which the grievance has occurred. If the immediate Supervisor’s oral answer is not satisfactory, the grievance shall be submitted to Step 1.

(c)
Step 1: The grievance shall be reduced to writing and presented to the employee’s immediate Supervisor by the Union within three (3) working days from the date of the oral answer. The Supervisor shall write the answer on the grievance form and return three (3) copies to the Union Committeeperson before the end of the third (3rd) working day after receipt of the grievance. Failing a satisfactory settlement, the Union will have three (3) working days in which to appeal to the Supervisor for referral to Step 2.

(d)
Step 2. The Union Shop Chairperson shall meet with the Company representative designated to handle the second step within three (3) days from the date of the appeal. The Company will give its written answer within three (3) working days after the meeting. Failing a satisfactory settlement, the Union will have three (3) working days in which to appeal to the Personnel Manager for referral to Step 3.

(e)
Step 3: The President of the Local Union and/or the Business Agent and/or the International Representative, together with the Union Shop Committee shall take up the grievance with the Committee of Management which shall include an executive of the Company. This meeting will be scheduled within seven (7) working days after the date of the appeal.

The Company will have five (5) working days following the date of the meeting in which to make a written disposition of the grievance. Failing a satisfactory settlement, the Union will have fourteen (14) days in which to notify the Company in writing of its intent to arbitrate the issue.

(f)
Upon receipt of the Union’s notice of their intention to arbitrate, a prearbitration hearing shall be scheduled within thirty (30) working days. After the pre-arbitration hearing, the Company General Manager will have ten (10) working days to answer. If the answer is not satisfactory, the Union will have thirty (30) days following that answer in which to appeal for arbitration. If the Union does not appeal within said time limit, the grievance shall be considered as being satisfactorily settled.

(g)	All of the above stated time limits may be extended by mutual agreement.

(h)	The Grievant may be present upon request of either party at any of the steps outlined above.

(i)	If grievances are appealed to arbitration, the parties will alternate between the American Arbitration Association and the State Board of Mediation and Arbitration.

(j)
If submitted to the Connecticut State Board of Mediation and Arbitration, the parties shall operate under the procedures set forth by said Board, whose decision shall be final and binding upon the parties.

(k)
If submitted to the American Arbitration Association, the parties shall operate under the procedure set forth by the American Arbitration Association, whose decision shall be final and binding upon the parties.

(l)
The Arbitrator may interpret this agreement and apply it to the particular case under consideration but shall, however, have no authority to add to, subtract from or modify the terms of this agreement in any way.

(m)	The cost of Arbitration shall be shared equally by the Company and the Union.

(n)	Arbitration cases involving time study, job evaluation and job standards shall be submitted only to the American Arbitration Association.

(o)	The Company shall not be required to pay back pay for any period in excess of thirty (30) working days prior to the time a written grievance is properly filed with the Company.

Section 5.     The local Union President and/or two (2) appointees, and/or a representative of the International UAW Engineering Department, shall be permitted to enter the plant for the purpose of investigating, advising or negotiating on grievances. However, they shall first make known their intent to the Company and shall receive permission for said visit. This shall be restricted to entrance during working hours only.

ARTICLE 12
HEALTH AND SAFETY

Section 1.

(a)
The Company agrees it will provide proper safety devices and sanitary conditions in the plant. Failure to do so may be a matter of grievance. Furthermore, the Company agrees that it will pay the full cost of Company mandated safety equipment.

(b)
Once each month starting in February, 1989, at a time to be scheduled by management, a safety tour between two (2) members of management and two (2) employee representatives of the Union will make a plant safety tour. At the end of the tour, unsafe practices and conditions found in the plant will be listed. Appropriate actions will be taken by management to correct unsafe conditions found. This committee will jointly plan to prevent accidents, investigate accidents, review accident reports, and OSHA compliance. Regular meetings will be scheduled to facilitate the promotion of health and safety in the plant.

(c)	The Company will issue and fill out accident forms on all injuries and give the Shop Committeeperson a copy immediately.

Section 2.     The Company shall provide first aid facilities and a qualified attendant to perform first aid duties.

Section 3.     Employees who are injured on the job can be sent home and receive pay for the balance of their day only if authorized by written instruction from the Medical Department or the Company doctor. The Company will issue a form to be used in such cases, a copy of which will be given to the employee’s Foreperson and to the Union.

Section 4.     Where possible, employees sustaining injuries at work, or affected by occupational diseases during the course of their employment, and who are physically handicapped as a result thereof, shall be given other suitable employment as may be then available.

ARTICLE 13
LEADPERSON’S SCOPE

Section 1.     To relay general instructions from Foreperson to operators with reference to product, operations, tools, equipment and duties.

Section 2.     All matters involving personnel problems are to be handled by the Forepersons who have full supervisory authority over all employees in their departments, including Leadpersons.

Section 3.     Leadpersons shall not have the right to hire, fire, or recommend disciplinary action or recommend promotions or demotions.

ARTICLE 14
BEREAVEMENT PAY

Section 1.     Employees (including probationary) shall be entitled to three (3) working days off with pay in the event of a death within the “immediate family.”

Section 2.     Immediate family shall be limited to spouse, child, mother, father, sister, brother, grandparent, mother or father-in-law, brother or sister-in-law, daughter or son-in-law, legal guardian or stepchild.

ARTICLE 15
JURY DUTY

Section 1.     Employees who have completed their probationary period, and who are called and report for Jury Duty on days they would have otherwise worked for the Company, shall be paid regular wages for thirty (30) days. Should Jury Duty continue past 30 days, the employee shall be paid the difference between the payment they receive for such service and the amount calculated by multiplying eight (8) times their regular hourly rate for each day involved limited, however, to Monday through Friday.

Section 2.     In order to receive Jury Duty make-up payment, the employees must give Management prior notice of said Duty and furnish evidence that they actually performed such service, showing the amount of payment received accordingly. These provisions are not applicable to employees who, without being called, volunteer for Jury Duty.

ARTCILE 16
NOTICE OF DISCHARGE

Section 1.     The Company agrees to give immediate written notice to the Shop Committeeperson and the employee involved of all discharges and suspensions made within the unit, except in emergencies.

Section 2.     The Chairperson and/or Committeeperson shall be present at time of employee discharge and suspension except in emergencies.

Section 3.     If an employee is discharged or suspended, he/she shall have the right to a hearing within twenty-four (24) hours after suspension or discharge. He/she shall be represented by the Shop Chairperson and Committeeperson and/or Business Agent and/or International Representative.

Section 4.     When employees are discharged or suspended and file a complaint claiming that they were unjustly discharged or suspended, the Shop Committeeperson may invoke the grievance procedure at the third step within (5) days after the discharge or suspension.

Section 5.     If, upon appeal, any discharge or suspension shall be found to be unfair or discriminatory, the employee will be reinstated with seniority rights unimpaired and will be given retroactive pay for all time lost due to the discharge or suspension, less the earnings he/she may have received from gainful employment or unemployment insurance obtained in the interim.

ARTICLE 17
UNION COOPERATION

The Union agrees that in exchange for a fair day’s pay for a fair day’s work, it must maintain a high level of productivity. The Union and its members will cooperate in attaining such a level of productivity as is consistent with the health and welfare of its members. The Union and its members will seek to assist in effectuating economies and the utilization of improved methods and machinery.

ARTICLE 18
MANAGEMENT

It is understood and agreed that with the exception of the specific provisions of this contract, nothing in this Agreement shall be considered to limit or restrict the Company in the exercise of the customary functions of Management.

ARTICLE 19
NO STRIKES OR LOCKOUTS

Section 1.     The Union agrees that there shall be no strikes during the term of this Agreement on any issues which may be the subject of arbitration or on which the contract is silent.

Section 2.     The Company agrees that there shall be no lockouts during the terms of this Agreement on any issues which may be the subject of arbitration or on which the contract is silent.

ARTICLE 20
PAID SICK AND/OR
PERSONAL LEAVE ALLOWANCE

Section 1.     Each employee, upon vacation eligibility date, shall be credited with six (6) days (48 hours) paid sick and or personal leave allowance in accordance with the following provisions:

(a)     Employee must have worked at least 1000 hours in the prior twelve (12) month period. The period for determining hours worked shall be from August 1st of the prior year through July 31st of the current year.

(b)     In the event an employee worked less than 1000 hours in said period, paid sick and/or personal leave allowance will be credited in the same proportion as the hours worked are to 1000. New employees must have worked at least 1000 hours in order to be eligible for paid sick and/or personal leave allowance. Employees terminated for any reason shall receive a pro-rated sick or personal pay.

Section 2.     Any employee with credited sick and/or personal leave allowance, as provided in Section 1 above, may use such allowance during the following twelve (12) month period for illness (when not receiving accident and health insurance benefits), or personal reasons, but provided that absence from work has been excused, is for not less than four (4) continuous hours and has at least four (4) hours paid sick and/or personal leave allowance credit remaining. Employees shall notify the Company when electing to take personal days off.

Section 3.     Paid sick and/or personal leave allowance shall be computed on the basis of the employee’s regular rate of pay as of the day of absence and shall be paid on the pay check for said period so long as application for same has been submitted on a timely basis. Application for payment shall be made through the employee’s supervisor on forms so provided.

Section 4.     Unused sick and/or personal leave allowance, at the time of the employee’s next eligibility date, will be paid to the employee in a lump sum calculated on the basis of the employee’s regular rate of pay at such time.

ARTICLE 21
NON-COVERED EMPLOYEES

Section 1.     Persons excluded from the Bargaining Unit shall not perform work of the type customarily performed by employees of the Bargaining Unit, except in the following situations:

(a)	In emergencies when employees are not available.

(b)	In the bona fide instruction or training of employees.

(c)	Duties of an experimental nature or in the case of vendors or warrantees, tryouts.

Section 2.    When it is determined that bargaining Unit work has been performed by a non-bargaining unit employee in violation of Section 1, the employee in the appropriate job description with the least amount of accumulated overtime hours will receive pay at the applicable rate for the hours of work performed.

Section 3.    The Company shall notify the Union Chairperson and/or the Committee person in the section affected prior to the assignment of any persons excluded from the Bargaining Unit to any of the situations listed in Section 1.

Section 4.    Any grievance involving interpretation of this Article may be submitted in writing directly to Step 3.

ARTICLE 22
GENERAL PROVISIONS

Section 1.    The Company shall notify the Union of its supervisory representatives; the Union shall notify the Company of its Committee members operating under the Contract.

Section 2.    Employees will be paid equal pay for equal work.

Section 3.    The Company and the Union agree that they will not discriminate against any employee or applicant for employment because of age, race, color, religious creed, sex, national origin, ancestry or physical disability, disabled veterans, and veterans of the Vietnam era.

Section 4.    Part time employees shall have seniority only among other part-time employees, and shall share in monetary benefits under the contract on a prorated basis only, with the exception of general wage rates which they shall share fully.

Section 5.    Officers, Stewards and Committee persons of the Union shall be permitted to leave work in connection with official Union business whenever authorized by the President or the Business Agent of the Amalgamated Local Union, and members elected or appointed to official Union conventions or conferences, or authorized by the Local Union to attend any official Union functions shall be permitted to leave work for such purposes provided permission shall be obtained in advance from the Company, which permission will not unreasonably be withheld and provided further that the Company shall not be liable for any pay during the period of absence.

Section 6.    Except as provided herein, it is understood between the parties that there shall be no duplication of Compensation for the same hours for any reason.

Section 7.    The Company and the Union agree to institute a mutually agreeable training or apprenticeship program.

Section 8.    The Company shall print and distribute copies of this contract to all Bargaining Unit employees within one hundred twenty (120) days of the effective date of this Agreement.

Section 9.    The Company will offer educational assistance to any employee with three or more years of service under the following conditions:

(a)	Courses must be job related and approved by Management prior to starting the program of instruction for which payment will be made.

(b)	Courses must be successfully passed prior to payment.

(c)	There will be a semester limitation of assistance not to exceed $200 per individual, effective February 1, 1992.

Section 10.    Bargaining unit work within the plant shall not be sub-contracted when the work is normally and usually performed by bargaining unit employees with appropriate equipment and qualified employees are available, except where circumstances demand or economics warrant it. If such decision is based on cost, the Company will notify and discuss with the Union as soon as possible the reasons why it believes such action to be necessary, so the parties may explore alternatives to such transfer of work.

ARTICLE 23
INSURANCE PROGRAM

Section 1.     Health Maintenance Organization

Each employee covered by this Agreement shall have their hospital, medical, surgical, and related insurance coverage under the Health Net Charter Outtlook POS $1,500 hospital/outpatient deductible per covered family member per calendar year (employee pays first $400, and company pays the next $1,100). Contract formula for determining increases applies.

Section 2.     The Company agrees to provide insurance coverage as outlined in the Health Net plan description as provided to all employees upon enrollment. Details are explained in the insurance contract.

Section 3.     Employee Contributions

Effective 3/1/08 and beyond the employee contribution will be the existing contribution plus 50% of the premium increase up to a maximum of $5.00 from the prior contribution.

If during the life of the contract the projected cost of premium increases would result in an increase of more than $5.00 above the previous year's employee contribution, the Company and the Union will meet to develop an alternate plan which will not result in an increase in Company cost. If the parties agree on a plan which results in a lesser premium cost the parties will share the savings.

If the parties do not agree on an alternate plan, the Company and the employee will share the increased cost of the premium on a 50%/50% basis.

Premium Conversion

Current tax laws allow us to provide you with a tax-advantaged way to pay your share of Medical premiums. You may elect to contribute toward the cost of your coverage on a pre-tax basis. That means your premiums will be deducted from your paycheck before Social Security, federal, and state taxes are taken out. This lowers your taxable income and, in effect, lowers your share of the premiums.

Section 4.     Accident and Sickness weekly benefits for employees with accidents or sickness will be paid as follows:

2/08 - $325 per week

Section 5.     The Company shall pay $35 per month per employee for dental insurance to Local 376, UAW Dental Plan in the first, second, third and fourth year of the agreement and in the last year of the agreement this will increase to $40 per month .

Section 6.     Employees who retire early may continue their life and/or medical insurance at group rates until age sixty-five (65). In order to receive retiree life paid for by the company and $50/month towards retiree medical and/or Medicare Part B Reimbursement paid for by the Company at age sixty-five (65), the employee must elect to carry the retiree life and/or medical insurance until age sixty-five (65).

Section 7.     Employees who retire on or after 2/1/96 are entitled to $50 per month paid for by the Company toward both medical and/or Medicare Part B reimbursement when they reach age sixty-five (65).

Section 8.     The Company will provide Life Insurance Coverage and Accidental Death and Dismemberment Coverage in the following amounts:

February 2008	$25,000
February 2009	$26,000
February 2010	$27,000
February 2011	$28,000
February 2012	$29,000

Section 9.     The Pension Plan Monthly Benefit shall be increased from $25.50 as follows for employees retiring after: 2/1/08: $26.25; 2/1//09: $27.00; 2/1/10: $28.00; 2/1/11: $28.75; 2/1/12: $29.50. Employees hired on or after March 1, 2005 will not be covered by the defined benefit pension plan, but will instead be entitled to participate in the Company’s 401k plan, which includes a 25% match on the first 4% of the employee’s contribution.

Section 10.     Survivor Income Benefit Insurance - If you should die the Company shall pay a monthly benefit of $100 to your spouse commencing on the first day of the calendar month following the date of death and on the first day of each month thereafter until 24 such monthly payments have been made. No survivor Income Benefit shall be subject in any manner to assignment, pledge, attachment of encumbrance of any kind, nor subject to the debts or liability of any eligible survivor except as required by applicable law.

Section 11.     Prescription Safety Glasses

The following prescription safety glass program is in effect for employees only:

Expenses Covered

Every 12 months:	Up to:

Lenses (per lens)

Single Vision	$10.00

Bifocal	$15.00

Trifocal	20.00

Contact Lens	$15.00

Every 24 months:

Frames	14.00

Section 12.     Provisions Applicable to Coverage if you cease active work because of certain specified reasons -If you cease work because of non-occupational disability, all your coverage except insurance for Death or Dismemberment by Accidental means and Weekly Accident and Sickness insurance will be continued during absence due to such disability up to a maximum of 18 months from the end of the calendar month in which you last worked. This provision runs concurrently with your COBRA Rights.

Section 13.     Layoff or Leave of Absence -Your insurance for Death or Dismemberment by Accidental Means and your Weekly Accident and Sickness Insurance will terminate on the date you cease active work, and all your other coverage will be continued during such lay-off up to the end of the calendar month in which you cease work. If your lay-off continues beyond that period, you may elect on or before the 15th day of the next calendar month to continue all of your insurance other than your insurance for Death or Dismemberment by Accidental means and your Weekly Accident and Sickness insurance for not more than the next 18 months by paying the full cost of the coverage thus continued for you. Failure to make such contribution on or before the 15th day of any month will terminate such insurance at the end of the last month for which payment has been made. If your are on lay-off, this provision will run concurrently with your COBRA rights under COBRA.

Section 14.     What Happens to Your Insurance at Retirement - All employees retiring under the Pension Plan, upon attaining their normal retirement date, will receive $4,000 of life insurance.

If an employee retires early under the Pension Plan and pays the required contributions for the amount of life insurance he is entitled to as a retiree, until attainment of age 65, the Company will then continue this amount of life insurance at no cost to the employee.

ARTICLE 24
PLANT CLOSURE AGREEMENT

An employee whose employment is terminated as a direct result of the plant being closed shall receive:

(a) Separation pay in an amount equal to $200 for each year of continuous service;

(b) Any vacation benefits accrued but not yet paid, and

(c) The continuation of the hospital, medical, surgical, dental and life insurance in effect at the time of their termination for four (4) months.

ARTICLE 25
TERMINATION DATE

This Agreement shall commence February 1, 2008 and terminate midnight, January 31, 2013. The first year wage increase of 3.75% became payable upon the Monday following the ratification of this contract which occurred on November 19, 2007.

This Agreement shall be in full force and effect for a period of five (5) years from the date hereof and for additional periods of one (1) year thereafter except that should either party hereto intend to terminate this Agreement or modify any portion of any of the terms hereof, it shall give written notice by certified mail to the other party not less than sixty (60) no more than seventy-five (75) days prior to its expiration date.

Should notice of termination be given by either party as herein provided, this Contract shall terminate as of its expiration date.

Should either party hereto give the other party such written notice requesting amendment or modification of this Agreement, such notice shall be specific as to the amendments or modifications proposed. Negotiations on such proposed amendments or modifications shall begin not later than twenty (20) days after the date of mailing of such notice. During such negotiation, this Agreement shall remain in full force and effect except that should negotiations extend beyond the termination date then either party, upon ten (10) days notice to the other in writing and by certified mail may terminate the Contract in which event this Agreement shall terminate on the tenth day after mailing of such notice.

Notice shall be in writing and shall be sent by certified mail addressed, if to the Union, to the International Union, United Automobile, Aerospace and Agricultural Implement Workers or America, UAW, and Amalgamated Local 376, 30 Elmwood Court, Newington, Connecticut and if to the Company, to The Heim Bearings Division of Roller Bearing Company, 60 Round Hill Road, Fairfield, Connecticut, 06430.

IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed by their duly authorized officers and representatives this

INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA, UAW AND AMALGAMATED LOCAL 376	HEIM BEARINGS DIVISION OF RBC BEARINGS

/s/ Wendel Askew	/s/ Jamie King
Wendel Askew, Chairperson	Jamie King
Plant Manager

/s/ Mary Pereira	/s/ Pamela S. Kaczer
Mary Pereira, Committee person	Pamela S. Kaczer
Human Resources Manager

/s/ Ron Jarkes	/s/ Jeffrey M. Post
Ron Jarkes, Committee person	Jeffrey M. Post
General Manager
/s/ Gene Piscane
Gene Piscane, Committee Person

/s/ Carmen Burhnam
Carmen Burhnam President, UAW Local 376